Exhibit 21.1
Subsidiaries of WPX Energy, Inc.
(such entities are held 100% by WPX Energy, Inc. or its subsidiaries unless otherwise noted)

Entity	Jurisdiction of Organization
WPX Energy, Inc.	Delaware
Williams Production Holdings LLC	Delaware
Williams Production Ryan Gulch LLC	Delaware
Williams Production RMT Company LLC	Delaware
Fort Union Gas Gathering, L.L.C. (11.11%)	Delaware
Bison Royalty LLC	Delaware
Barrett Resources International Corporation	Delaware
Dakota-3 E&P Company, LLC	Delaware
D-3 Van Hook Gathering Services, LLC	Delaware
Williams Production Company, LLC	Delaware
Williams Production Rocky Mountain Company	Delaware
Williams Production Mid-Continent Company	Oklahoma
Williams Arkoma Gathering Company, LLC	Delaware
Williams Production Keystone LLC	Delaware
WPX Gas Resources Company	Delaware
Williams Production Appalachia LLC	Delaware
Williams Marcellus Gathering LLC	Delaware
Diamond Elk, LLC	Colorado
RW Gathering, LLC (50%)	Delaware
Mockingbird Pipeline, L.P.	Delaware
Williams Production — Gulf Coast Company, L.P.	Delaware
WPX Enterprises, Inc.	Delaware
WPX Energy Marketing, LLC	Delaware
Northwest Argentina Corporation	Utah
Williams International Oil & Gas (Venezuela) Limited	Cayman Islands
Apco Argentina S.A.	Argentina
Apco Austral, S.A.	Argentina
Apco Oil & Gas International Inc. (68.96%)	Cayman Islands
Apco Properties Ltd.	Argentina